                                                                      EXHIBIT 12
                                                                      ----------


                      THE LIMITED, INC. AND SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES

                       (Thousands except ratio amounts)



                                             Thirteen Weeks Ended
                                             --------------------
                                              May 4,   April 29,
                                               1996      1995
                                             --------  ---------
Adjusted Earnings
- -----------------

Income before income taxes                   $ 50,152   $ 66,211

Portion of minimum rent ($178,472 in 1996
  and $165,512 in 1995) representative
  of interest                                  59,491     55,171

Interest on indebtedness                       16,547     16,488
Minority interest                               4,279          -
                                             --------   --------

  Total earnings as adjusted                 $130,469   $137,870
                                             ========   ========


Fixed Charges
- -------------

Portion of minimum rent representative
  of interest                                $ 59,491   $ 55,171

Interest on indebtedness                       16,547     16,488
                                             --------   --------

  Total fixed charges                        $ 76,038   $ 71,659
                                             ========   ========

Ratio of earnings to fixed charges            1.72x      1.92x
                                             ========   ========


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